Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

between

STILLWATER MINING COMPANY,

as Issuer,

and

DELAWARE TRUST COMPANY,

as Trustee

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Registrar, Conversion Agent and Paying Agent

Dated as of May 4, 2017

Supplemental to Indenture

Dated as of November March 12, 2008

1.875% Convertible Senior Notes due 2028

FIRST SUPPLEMENTAL INDENTURE dated as of May 4, 2017 between STILLWATER MINING COMPANY, a Delaware corporation, as issuer (the “Company” or the “Issuer”) and DELAWARE TRUST COMPANY, a Delaware banking corporation, as successor in interest to LAW DEBENTURE TRUST COMPANY OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Registrar, Conversion Agent and Paying Agent (the “Registrar, Conversion Agent and Paying Agent”), supplementing the Indenture dated as of March 12, 2008 between the Company, the Trustee and the Registrar, Conversion Agent and Paying Agent (the “Base Indenture”).

W I T N E S S E T H

WHEREAS, the Company, the Trustee and the Registrar, Conversion Agent and Paying Agent have heretofore entered into the Base Indenture, dated as of March 12, 2008, to provide for the issuance of the Company’s 1.875% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, the Company, Sibanye Gold Limited (“Parent”), Thor US Holdco Inc. (“US Holdco”) and Thor Mergco Inc., a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of December 9, 2016 (as amended, modified, supplemented or amended and restated from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation;

WHEREAS, as a result of the Merger, the Company will be a wholly owned subsidiary of Parent and, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) then outstanding shall be converted into the right to receive $18.00 in cash without interest (the “Merger Consideration”), and holders of shares of Common Stock will be entitled to exchange their shares of Common Stock for Merger Consideration;

WHEREAS, Section 4.1 of the Base Indenture permits the Company to merge with another Person so long as certain conditions have been met;

WHEREAS, Section 6.8 of the Base Indenture provides, among other things, that in the case of any merger pursuant to which holders of the outstanding Common Stock are entitled to receive cash, securities or other property, then as a condition precedent to such merger, the Company shall execute and deliver to the Trustee a supplemental indenture providing that Holders shall have the right to convert Notes into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such merger, by a holder of the number of shares of Common Stock deliverable upon conversion of such Notes immediately prior to such merger;

WHEREAS, as a result of the redemption of the Notes by the Company pursuant to Section 5.1 of the Base Indenture, Holders may convert Notes that have been called for redemption (the “Conversion Right”) at any time prior to 5:00 p.m. (New York City Time) one Business Day prior to the date specified in the notice of redemption delivered to the Holders pursuant to Section 5.3 of the Base Indenture (the “Redemption Date”);

WHEREAS, Holders who elect to exercise the Conversion Right shall be entitled, in respect of each $1,000 principal amount of Notes, to cash in an amount equal to the Conversion Rate (as defined in the Base Indenture) in effect on the Conversion Date (as defined in the Base Indenture) multiplied by the Merger Consideration; and

WHEREAS, Section 10.1(j) provides that the Company, the Trustee and the Registrar, Conversion Agent and Paying Agent may enter into a supplemental indenture without consent of the Holders to make any change that does not adversely affect any outstanding Notes in any respect.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

DEFINITIONS AND SCOPE

Section 1.01.    Definitions

For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Base Indenture, and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof. In addition, for purposes of this First Supplemental Indenture:

“Merger” means the merger of Thor Mergco Inc., a wholly owned subsidiary of Sibanye Gold Limited, with and into the Company, with the Company continuing as the surviving corporation, which transaction has been or shall be consummated pursuant to the Agreement and Plan of Merger dated as of December 9, 2016 among the Company, Sibanye Gold Limited, Thor US Holdco Inc., and Thor Mergco Inc.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01.    Conversion of Securities

In accordance with Section 6.8 of the Base Indenture, at and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes is hereby changed into a right to convert such principal amount of Notes into, and the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely, cash in an amount equal to the Conversion Rate in effect on the relevant Conversion Date, multiplied by the Merger Consideration.

ARTICLE 3

MISCELLANEOUS

Section 3.01.    Severability

In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.02.    Modification, Amendment and Waiver

The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Base Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Base Indenture.

Section 3.03.    Ratification of Base Indenture; First Supplemental Indenture Part of the Base Indenture

Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the Base Indenture shall prevail. This First Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.04.    Trust Indenture Act Controls

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provisions of the Trust Indenture Act shall control.

Section 3.05.    Governing Law

This First Supplemental Indenture, and any claim, controversy or dispute arising under or related to this First Supplemental Indenture, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of law provisions thereof other than Section 5-1401 of the General Obligations Law).

Section 3.06.    Trustee Makes No Representation

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, the Trustee assumes no responsibility for the correctness of the same.

Section 3.07.    Multiple Counterparts

The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

Section 3.08.    Headings

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.10.    Calculations in Respect of the Notes

The Company shall make all calculations under the Base Indenture, as supplemented by this First Supplemental Indenture, and the Notes. The Company shall make all these calculations in good faith and, absent manifest error, such calculations shall be final and binding on all Holders. The Company shall provide schedules of its calculations to the Trustee as required under the First Supplemental Indenture, and the Trustee and Conversion Agent shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

STILLWATER MINING COMPANY, as Issuer

By:	/s/ Christopher M. Bateman
Name:	Christopher M. Bateman
Title:	Chief Financial Officer

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Registrar, Conversion Agent and Paying Agent

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Julia Engel
Name:	Julia Engel
Title:	Vice President

[Signature Page to First Supplemental Indenture]